Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Telephone: (215) 564-8000
Facsimile: (215) 564-8120
October 26, 2007
Quaker Investment Trust
309 Technology Drive
Malvern, PA 19355

Re:	Post-Effective Amendment No. 38/36
Registration Nos. 33-38074/811-6260
Ladies and Gentlemen:
     We have acted as counsel to the Quaker Investment Trust, a Massachusetts business trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 38/36 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Trust filed the Amendment in order to register Class C and Institutional Class Shares (the “Shares”) of beneficial interest of the Trust’s Quaker Core Value Fund (the “Fund”). The Amendment seeks to register an unlimited number of Shares of the Fund.
     We have examined the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”); its Amended and Restated By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees adopted on August 9, 2007; and such other legal and factual matters as we have considered necessary.
     This opinion is based exclusively on The Commonwealth of Massachusetts statute governing business trusts and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of The Commonwealth of Massachusetts or other States or to other Federal securities or other laws.
     We have assumed the following for purposes of this opinion:
     1. The Fund’s Shares will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.
     2. The Fund’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.
     3. This opinion relates solely to the registration of Shares of the Trust’s Fund and not to the registration of any other series or classes of the Trust that have previously been registered, including those registered prior to our engagement as counsel to the Trust.

     Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Post-Effective Amendment No. 39/37.

Very truly yours, STRADLEY, RONON, STEVENS & YOUNG, LLP
By:	/s/ Alan R. Gedrich
Alan R. Gedrich, a Partner